Exhibit 99.1
February 20, 2009
Dear Shareholders (and friends) of AssuranceAmerica,
We have tough headlines almost every day ... and so, we’re encouraged to see December revenues for both the Retail agencies and the Carrier up over November. A good sign with which to start 2009.
Obviously, President Obama’s spending bill will put $$ on the street, and should be a boost for us. All the while, we are shedding expenses while holding on to key people.
Due to poor agency results over the last several years, we determined a $3.4 million impairment charge to our goodwill was necessary and appropriate, a non-cash item that will reduce our equity at December 31, 2008 to $12 million.
We have reduced the Company’s overall expense levels by approximately $4.0 million for 2009, without an obvious impact on revenues.
Following is our report on December’s results and your January report will follow shortly.

	December (Unaudited)
	Current Month[3]			Year
	2008	2007	Change	2008	2007	Change
	(In $1,000)%			(In $1,000)%
• Gross Premiums Produced[1]*	$10,413	$9,469	10%	$141,652	$136,521	4%
• MGA/Carrier Gross Premiums Produced [1,2]	$7,803	$6,454	21%	$97,315	$97,115	.2%
• MGA/Carrier Revenues [2]	$4,926	$4,223	17%	$56,527	$52,824	7%
• Retail Agencies Gross Premium Produced [1,2]*	$3,670	$3,989	(8)%	$60,834	$61,498	(1)%
• Retail Agencies Group Revenues [2] *	$654	$626	5%	$9,614	$9,908	(3)%
• Company Revenues*	$5,392	$4,674	15%	$63,238	$58,379	8%
• Pre-Tax Income (loss) before Goodwill Impairment*	$14	$80	(83)%	$(1,234)	$793	(256)%
• Goodwill Impairment charge	$—	$—	—	$(3,374)	$—	N/A
• Federal income tax expense (benefit)	$—	—	—	$(1,397)	$517	(370)%
• Total After-tax Inc (loss)	$14	$80	(83)%	$(3,211)	$276	(1263)%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

[3]	Excluding the goodwill impairment charge

*	Current year financial data includes agency acquisitions that may not be included in prior year data
To follow your stock, we suggest you go to http://finance.yahoo.com, symbol ASAM.OB.
As always, we appreciate your continued support and interest in AssuranceAmerica Corporation.

Sincerely,

/s/ Guy W. Millner Guy W. Millner	/s/ Joseph J. Skruck Joseph J. Skruck
Chairman and Chief Executive Officer	President and Chief Operating Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.